SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☑	Soliciting Material Pursuant to §240.14a-12

AMERITRADE HOLDING CORPORATION

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Filed by Ameritrade Holding Corporation
Pursuant to Rule 14a-12 under the
Securities Exchange Act of 1934
Subject Company: Ameritrade Holding Corporation
Commission File No.: 000-49992

This filing consists of a Letter from Joe Moglia, Chief Executive Officer of Ameritrade Holding Corporation (“Ameritrade”), dated June 23 2005, sent to associates TD Waterhouse USA associates.

To:	TD Waterhouse USA Associates
From:	Joe Moglia, CEO, Ameritrade
Subject:	TD Ameritrade
Date:	June 23, 2005

SUMMARY:

It was great to have the opportunity to talk to you about the creation of the new TD Ameritrade at yesterday’s town hall meeting. I appreciate your professionalism throughout the past few weeks despite all the speculation in the media. I know it can be difficult to stay focused on your responsibilities when it seems like everyone is discussing your future. The professionalism with which you’ve conducted yourselves is truly admirable.

As I said yesterday, I have tremendous respect for TD Waterhouse USA as an industry leader, competitor and innovator, and have long admired your commitment and dedication to excellence. Together, we will be creating one of the leading online brokerage firms in the United States, with the scale, breadth and financial strength to compete in an increasingly competitive and consolidating investor services industry.

IMPACT ON EMPLOYEES:

I know that while yesterday’s announcement ended some of the speculation you’ve been working under, it also created new uncertainty for you, both professionally and personally. I want to reiterate that as we complete this deal, we are committed to reducing as much of that uncertainty as possible. There are many decisions that still have to be made, but as I said yesterday, I expect that many of you will have on-going roles in the new organization.

As we work to develop these plans, we need your help. Your expertise, skills and the relationships you’ve built with TD Waterhouse USA customers will be invaluable as we move forward. This deal is not complete until we receive regulatory and Ameritrade shareholder approval, and your customers will continue to need the high level of service you provide.

NEXT STEPS:

As we move forward, you will receive regular updates on our progress and how it impacts you from your HR representatives and managers. For additional details about the deal, please read the supporting documents available on your internal and external websites. If you have questions or concerns, I encourage you to talk with your manager or HR representative.

I look forward to working together as we complete the hard work that lies ahead and create an outstanding new organization. Thank you for your support.

Sincerely,

Joe Moglia, CEO, Ameritrade

Additional Information and Where to Find It
In connection with the proposed transaction, Ameritrade will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68124, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.

Ameritrade Holding Corporation, The Toronto-Dominion Bank, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Ameritrade described above. Information regarding Ameritrade’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on January 24, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ameritrade as described above. Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov and by directing a request to The Toronto-Dominion Bank, c/o TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations (416) 308-9030.

Ameritrade, Inc., member NASD/SIPC, is a subsidiary of Ameritrade Holding Corporation.